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                                                                     EXHIBIT 5.1


                                      September 18, 1996





All American Food Group, Inc.
9 Law Drive
Fairfield, NJ 07006

Ladies and Gentlemen:

         We understand that All American Food Group, Inc. (the "Company") has filed with the Securities and Exchange Commission a registration statement on Form SB-2 (Registration No. 333-4490), including prospectuses and all amendments, exhibits and documents related thereto (collectively, the "Registration Statement"), under the Securities Act of 1933, as amended, covering a proposed public offering of up to 690,000 shares of its common stock (the "Shares"). Our opinion has been requested as to whether the Shares will, when sold in the manner and under the circumstances described in the Registration Statement, be legally issued, fully paid and non-assessable.

         We formed the Corporation under the name "Jutland Food Group, Inc" in 1993 and since that time have on occasion performed specific functions at its request, although, we have not functioned as general counsel to the Corporation.

         We have examined the Company's Registration Statement on Form SB-2 (No. 333-4490), and Amendments 3 and 4. We also have examined (i) Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of the State of New Jersey on October 24, 1995; (ii) Minutes by Unanimous Written Consent of the Directors of the Corporation effective June 6, 1996; and (iii) Minutes by Unanimous Written Consent of the Directors of the Corporation effective September 17, 1996. In such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy, completeness and authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
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All American Food Group, Inc.
September 18, 1996,
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         Based upon our examination of the foregoing and the laws of the State of New Jersey as presently in effect, we are of the opinion that, upon issuance and delivery in the manner and under the circumstances described in the Registration Statement, appropriate certificates evidencing the Shares being properly executed and delivered, and upon receipt of the price per Share determined in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

         We are members of the Bar of the State of New Jersey and the foregoing opinion is limited to the laws of that State.

         The statements made and opinions rendered herein are limited to the matters stated herein and are based upon and limited by the law as in effect as of the date hereof and our knowledge of the facts relevant to such opinions on such date. We assume no obligation to update the opinions set forth herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Dwyer & Canellis, P.A., under the caption "Legal Matters" in the prospectus that forms a part thereof.

                                        Very truly yours,

                                        DWYER & CANELLIS, P.A.

                                        By: /s/ George W. Canellis
                                           ------------------------
                                            George W. Canellis